THE  EMPIRE  DISTRICT  ELECTRIC COMPANY  602  JOPLIN  STREET   JOPLIN,
MISSOURI       64802        417-625-5100       FAX:       417-625-5169
www.empiredistrict.com

                                                         PRESS RELEASE
                                                 For Immediate Release
Contact:
         MEDIA COMMUNICATIONS:          INVESTOR RELATIONS:
               Jay McBee                  Janet S. Watson
  Director of Corporate Communications Secretary - Treasurer
        417 625-5100, Ext. 2369       417 625-5100, Ext. 2223


                 THE EMPIRE DISTRICT ELECTRIC COMPANY
        RECEIVES ORDERS FROM OKLAHOMA AND ARKANSAS COMMISSIONS

JOPLIN, MO, December 12, 2000 --(NYSE:EDE) On Tuesday, December 12, 2000, The Empire District Electric Company received an order from the Arkansas Public Service Commission ("Commission") adopting and affirming, without modification, a previous order issued by the Commission's Administrative Law Judge ("ALJ") relating to Empire's proposed merger with UtiliCorp United Inc.

The ALJ ruled that Empire and UtiliCorp's proposed regulatory plan should not be approved. In addition, the ALJ stated that he was unable to separate the application for approval of the merger and the proposed regulatory plan, and he therefore could not conclude that the merger was consistent with the public interest, the standard for merger approval in Arkansas.

The Commission's order, dated December 11, 2000, initiates a thirty-day period in which Empire and UtiliCorp may file a petition for rehearing. The Commission must rule on any such petition for rehearing within thirty days. Empire and UtiliCorp jointly plan to file a petition for a rehearing.

In addition, Empire received an order today from the Corporation Commission of the State of Oklahoma approving Empire's proposed merger with UtiliCorp United Inc. The Commission did not address any of the issues relating to Empire and UtiliCorp's proposed regulatory plan, but indicated that these issues would be addressed if raised in any future rate proceeding.

The Empire District Electric Company is an investor-owned utility providing electric service to approximately 145,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma and northwest Arkansas. The Company also provides monitored security, energy services, fiber optic service and decorative lighting as well as water service in three incorporated communities in Missouri.

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and Form 10-Q.